Exhibit 10.1

NATIONAL ENERGY GROUP, INC.

Incentive Plan

Section 1. Establishment and Purpose

     1.1 Establishment of the Plan. National Energy Group, Inc. (the “Company”) hereby establishes an incentive plan for its employees, as described herein, which shall be known as the National Energy Group, Inc. Incentive Plan” (the “Plan”). The effective date of the Plan is January 1, 2004.

     1.2 Purposes. The purposes of the Plan are to:

a)	Promote the interests of National Energy Group, Inc.

b)	Enhance the Company’s ability to attract, retain and motivate employees who can make a contribution to the Company.

Section 2. Administration

     Administration. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall be responsible for the administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, subject to approval by the Board of Directors. The Committee shall have responsibility for determinations of eligibility, participation, Award opportunity, and earned Awards under the Plan. The determinations of the Committee shall be conclusive and binding on all Participants.

Section 3. Eligibility and Participation

     Eligibility. All employees of the Company (excluding the CEO) shall be eligible for the Plan. Each employee employed by the Company on January 1 of a calendar year shall be eligible for a base incentive Award for that year (each such employee, a “Participant”).

Section 4. Determination of Incentive Awards

     4.1 Award Pool. On or before June 1 of each year, the Committee shall establish an Awards Pool based on NEG Operating LLC’s EBITDA from the previous year calculated on the audited financial statements for that year. One and one half percent (1.5%) of NEG Operating LLC’s EBITDA shall be allocated to the Awards Pool if the net change in proved producing oil and gas reserves of NEG Operating LLC for the year is at least equal to the production of such reserves for the same year. These net reserves will be calculated on an equivalent basis using 6MCF of gas per barrel as the conversion factor. Any reserves sold during such year shall not be considered in these replacement calculations.

     4.2 Maximum Awards Pool. The maximum amount allocated to the Awards Pool shall be equal to 100% of the Participants’ actual salaries payable for the year Awards are to be paid.

     4.3 Individual Awards. The Awards Pool shall consist of two segments, of which 50% shall be designated for the officers (excluding the CEO) and 50% designated for the non-officers. 75% of each segment of the Awards Pool will be the base incentive. The other 25% of each segment of the Awards Pool will be distributed at the discretion of the CEO. The base incentive will be disbursed to all Participants in each segment in an amount equal to a pro rata share based on their current annual salaries. No Participant shall have a vested interest in the Awards Pool or any portion thereof until such time as determined by the Committee.

Section 5. Maximum Individual Awards and Excess Monies

     5.1 Maximum Individual Awards. There is no maximum dollar amount for an Award payable to any individual Participant under the Plan.

     5.2 Excess Monies. In the event that the formula specified in Subsection 4.1 generates an Awards Pool that would be larger than permitted under Subsection 4.2, any excess amount above the maximum may be carried over into the subsequent calendar year. Any such carryover amounts not awarded by the Committee in the subsequent calendar year shall revert to the Company.

Section 6. Form and Timing of Award Payment

     6.1 Form and Timing of Award Payment. Payment of individual awards under the Plan shall be paid in cash or in such other form specified by the Committee as of November 1 each year, commencing with November 1, 2004.

     6.2 Funding of Awards. The Company will fund the total amount of the Awards Pool and invoice NEG Operating LLC (“LLC”) for any amounts in excess of $300,000 per year. The amount invoiced to LLC under the Plan shall not be subject to the 15% management fee.

Section 7. Termination of Employment

     7.1 Termination of Employment Due to Death, Disability, or Retirement. In the event that a Participant ceases to be an employee of the Company due to death, permanent and total disability, or retirement (as determined by the Committee), the Committee shall determine, in its sole discretion, the amount of an Award, if any, to be paid to the Participant or his Beneficiary for the calendar year of the Participant’s termination. For purposes of this plan a Participant’s Beneficiary shall be the beneficiary designated by the Participant under the Company’s group life insurance plan. In the absence of any such designation, a beneficiary will be designated by a probate court of competent jurisdiction.

     7.2 Termination of Employment Due to the Other Causes. In the event that an individual ceases to be an employee of the Company prior to the end of a calendar year for any reason other than those contemplated in Subsection 7.1 hereof, such employee shall not be deemed a Participant for purposes of the Plan for such year and shall not be eligible for any carryover amounts from a prior year.

Section 8. Withholding Taxes

     Withholding Taxes. The Company shall withhold applicable payroll and income taxes from any payments made under this Plan as may be required by law.

Section 9. Amendment, Modification, and Termination of the Plan

     Amendment, Modification, and Termination of the Plan. The Committee may, at any time, in its sole discretion, modify or amend in whole or in part, any or all provisions of the Plan, subject only to the approval of the Company’s Board of Directors.